Exhibit 10.1

May 4, 2022

Mr. James R. Hollingshead
VIA ELECTRONIC DELIVERY

Dear Jim:

Insulet Corporation (“Company”) is pleased to offer you the full-time position of President and Chief Executive Officer (“CEO”) reporting to the Company’s Board of Directors (the “Board”), effective June 1, 2022 (your “start date”). We are very excited about your taking on this new role and look forward to your continued contributions to, and leadership of, the Company as we embark on an exciting new chapter in the Company’s history with you at its helm. As CEO, the Company will nominate you to serve on the Board at such time as your current Board term is otherwise due to be completed.

Effective as of your start date with us, your base salary will be $30,769.23 biweekly (equivalent to $800,000 on an annualized basis), paid in accordance with the Company’s normal payroll practices as established or modified from time to time. You will also be eligible to participate in our annual bonus program with a target bonus opportunity, for each fiscal year, at least equal to one-hundred percent (100%) of your annual base salary (which bonus, for fiscal year ending December 31, 2022, will not be prorated for your period of service as CEO). Payout of any annual bonus due to you under this program will occur within the first quarter following the end of the calendar fiscal year.

The Company will award to you a sign-on equity award with a grant date fair value equal to nine million dollars ($9,000,000) (the “Sign-On Award”), which is intended to provide you a new hire award and to compensate you for a portion of the incentive compensation you are forfeiting by resigning from your prior employer. The grant date of this Sign-On Award is expected to be your start date and will be delivered to you in the form of fifty percent (50%) restricted stock units (“RSUs”) that vest ratably over three (3) years, and fifty percent (50%) performance-based restricted stock units (“PSUs”) that cliff vest after the 2024 fiscal year subject to Company and individual achievement of pre-established performance goals, all pursuant to the terms and conditions of the Company’s Long-Term Incentive Plan (“LTIP”) and applicable award agreements in forms currently on file with the SEC. In the event that the Company terminates your employment other than for cause (as such term is defined in the LTIP) prior to the third anniversary of the grant date, any unvested Sign-On Awards that are RSUs will vest in full upon such termination of employment, subject to your signing (and not revoking) the Company’s standard release of claims.

In addition, you will be eligible to receive an annual equity award pursuant to the LTIP in accordance with the Company’s practice. For fiscal year 2023, the Company expects to issue an award to you with a grant date fair value to be determined by the Compensation Committee of the Board, but which is expected to be consistent with that granted in fiscal year 2022 to the Company’s current CEO. The structure of this award is also expected to be the same as that granted in fiscal year 2022 to the Company’s current CEO (i.e., 60% in the form of PSUs, 20% in the form of RSUs and 20% in the form of stock options), but this structure may be adjusted by the Compensation Committee in its sole discretion. The terms and conditions set forth in the award agreement under which each award is issued shall govern. In addition, for so long as you continue to provide services to the Company, you will continue to vest in any outstanding equity awards granted to you in connection with your service on the Board prior to your start date.

In your position as CEO, you will be eligible for severance and change in control benefits pursuant and subject to the terms of the Insulet Corporation Amended and Restated Executive Severance Plan (“Severance Plan”). You will also be eligible to participate in the Company’s employee benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other similarly-situated employees of the Company. For a more detailed understanding of these employee benefits and the applicable eligibility requirements, please consult the summary plan descriptions for the programs. The compensation and benefits described in this letter are conditioned on your executing and not revoking the Company’s standard Employee Non-Competition and Non-Solicitation Agreement.

It is understood by the parties that, in connection with your new position, you will continue to live in your current home state, but that you will be regularly present at the Company’s headquarters in Massachusetts, for which the Company shall reimburse you for travel and expenses associated with commuting thereto. The Company agrees to provide you with customary executive relocation benefits should you choose to relocate to the Boston metropolitan area, within the first 3.5 years of your employment. Any relocation benefits shall be subject to the approval of the Compensation Committee of the Board. Any relocation support shall be subject to reimbursement to the Company if you resign for any reason within the first year after your relocation is completed.

While we are hopeful and confident that our relationship will continue to be mutually rewarding, satisfactory and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise provided in the Severance Plan. Also, this letter constitutes our entire offer regarding the terms and conditions of your employment by the Company, and it supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. Your employment with Insulet shall be governed by and construed under the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

It is with great pleasure that the entire Board congratulates you on your new position! We recognize that our success is the direct result of the contributions made by our dedicated and talented workforce and we look forward to your leadership of the Insulet team.

Best regards,

/s/ Timothy J. Scannell
Chair,
Board of Directors

Acceptance: Please acknowledge acceptance of this offer of employment by adding your signature below.

/s/ James R. Hollingshead
James R. Hollingshead